[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND SEPARATELY FILE WITH THE COMMISSION.]

EXHIBIT 10.16

CCD CAMERA MANUFACTURE AND SUPPLY AGREEMENT.

This agreement is made on April 9th, 2003 (the “Effective Date”), between Spectral Instruments, Inc., an Arizona corporation with offices located at 420 N Bonita Avenue, Tucson, Arizona 85745 (the “Seller”), and Xenogen Corporation, a Delaware corporation, with offices located at 860 Atlantic Avenue, Alameda, CA 94501 (the “Buyer”) (each a “Party,” and collectively, the “Parties”).

Recitals

Seller is a corporation engaged, among other things, in the manufacture and sale of CCD cameras, and it is able and willing to manufacture the products described on Schedule A attached to this Agreement (the “Products”); and

Buyer, in order to assure a steady and reliable source of supply of the Products, desires to purchase from Seller, and Seller is willing to supply to Buyer, the Products on the terms and conditions described in this Agreement.

Now, therefore, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are here acknowledged, the Parties agree as follows:

Substantive Provisions

1. Definitions. As used in this Agreement, the following definitions will apply:

(a) “Products” shall mean the CCD camera and other products particularized in Schedule A, attached to and made a part of this Agreement, to be manufactured by Seller for Buyer in accordance with the terms of this Agreement. Products shall also include any and all improvements, changes and modifications that the Parties may make by mutual agreement evidenced in writing during the term of this Agreement, as well as any other CCD Camera manufactured by Seller with similar size and architecture that the Parties agree in writing is a successor product to the Product(s) specified in Schedule A.

(b) “Specifications” shall mean the physical and functional specifications for the Products, as agreed to by Buyer and Seller and stated in Schedule B, attached to, and made a part of, this Agreement. Seller shall not deviate in any way whatever from these specifications without the prior express written consent of Buyer.

(c) “Confidential Information” means any proprietary technical or business information or data related to, or generated in connection with, the performance of this Agreement and which is provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement. Confidential Information, if disclosed in written form must be marked as “Confidential” at the time of disclosure, or if disclosed orally, must be expressly identified as “Confidential” at the time of oral disclosure, and be confirmed as “Confidential” in a written form that is delivered to the Receiving Party within thirty (30) days of oral disclosure.

2. Agreement to Manufacture. Seller agrees to manufacture in its own factories and sell to Buyer the Products in accordance with the Specifications, and incorporating such changes and improvements in the Products as the Parties mutually determine and agree upon from time to time. The Parties agree that final assembly, testing, inspection and packaging of the Products will at all times be conducted by Seller in its own manufacturing facilities.

3. Exclusivity. Seller shall not enter into any agreement with any third party whereby Seller agrees to sell the Products in Schedule A to a third party on an exclusive basis. In consideration of Buyer’s disclosure hereunder of certain Confidential Information regarding its own product designs and specifications incorporating the Product, as well as the market therefore, Seller agrees not to manufacture or sell to a third party an imaging product that includes a CCD camera, dark box and analysis software intended for imaging/observation of bioluminescent or fluorescent light sources from within living mammals.

4. Purchase Price and Terms.

4.1 Purchases. Seller agrees to manufacture, package, deliver and supply the Products to Buyer in conformance with standard industry manufacturing and business practices, the Specifications, any other tests and specifications agreed-to in writing by Buyer and Seller and in such quantities as ordered by Buyer pursuant to a purchase order submitted to Seller on the Effective Date and each anniversary thereof during the term of this Agreement. Each such purchase order will cover an eighteen (18) month period, specify the specific Product ordered (if more than one Product is listed in Schedule A), desired quantity, delivery dates and addresses (each, a “Purchase Order”). Buyer agrees that Products will not be used for medical diagnostic or therapeutic purposes such that Seller becomes subject to approval of the U.S. Food and Drug Administration, without Seller’s prior consent.

4.2 Delivery Dates. The requested date for the first delivery under a Purchase Order will not be less than twelve (12) weeks from the date on which the Purchase Order is submitted. Deliveries of Product quantities thereafter will require only an eight (8) week lead time. Within seven (7) days of receipt of each Purchase Order, Seller shall acknowledge its receipt and shall confirm Product delivery dates to Buyer in writing (whether by e-mail, facsimile or other written form). Seller will promptly advise Buyer of any possible variances from such confirmed delivery dates, and, if such variances exceed four (4) weeks, Buyer and Seller will work cooperatively to reduce such variances, although Buyer may cancel that portion of the Purchase Order without penalty or affect on Product prices.

4.3 Shipping. Seller will pack all Products ordered by Buyer for shipment and storage in accordance with Seller’s standard commercial practice and will include all necessary Product documentation. Special packaging requirements will be disclosed by Buyer and agreed to by Seller, at Buyers additional expense, taking into consideration any environmental, economic or other constraints and influences. Risk of loss will pass to Buyer upon delivery to the carrier.

4.4 Records. Seller shall maintain all technical, quality control, shipping and other appropriate documentation and records concerning the Products manufactured, packaged and shipped by Seller pursuant to this Agreement and shall preserve same for a period of at least five (5) years from the date of delivery. Seller shall not destroy any such records without first giving Buyer thirty (30) days prior written notice and an opportunity to take possession of such records. In any case, a copy of the appropriate documentation, as described above, will form part of each shipment of Product to Buyer.

4.5 Price. Seller’s invoice price for each Product purchased by Buyer hereunder will be based upon the Product quantities purchased by Buyer during each eighteen (18) month period beginning with the Effective Date according to the following:

Quantity	Prices
(All prices in U.S. Dollars)
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The foregoing prices are net amounts to Buyer, as delivered to Buyer’s carrier at Seller’s manufacturing plant in Tuscon, Arizona (delivery terms are FCA (Incoterms 2000), with Buyer responsible to contract with the carrier). A change in Specifications may incur additional cost, and Seller will notify Buyer if any such change will affect the foregoing prices, and such changes (both to the Specifications and to the above prices) will be mutually agreed to by the Parties prior to implementation. Prices for additional Products that may be added to Schedule A after the Effective Date and for the Products after the initial 18 month term will be determined by mutual agreement of the Parties and shall be set forth on an addendum hereto.

4.6 Delivery Delays. With at least three (3) months notice, Buyer may delay delivery for not more than: twenty-five percent (25%) of the Product quantity ordered for delivery in the next calendar quarter. With at least six (6) months notice, Buyer may delay delivery for not more than fifty percent (50%) of the Product quantity ordered for delivery in that calendar quarter. Provided that the foregoing delays do not affect the total quantity ordered by Buyer in the then governing Purchase Order and represent a delay of between three (3) and six (6) months, such delivery delays will not affect the prices to be paid by Buyer, but Seller will charge Buyer a delay fee of *** per Product that is so delayed. Product quantities for which Buyer delays delivery for more than six (6) months will incur a delay fee of fifty percent (50%) of the price (pursuant to Section 4.5) for such quantity.

4.7 Delivery Acceleration. Upon no less than three (3) months written notice by Buyer, Seller will accelerate delivery of up to twenty-five percent (25%) of the total quantity ordered by Buyer in the then-governing Purchase Order without additional cost to Buyer. Upon no less than six (6) months written notice by Buyer, Seller will accelerate delivery of up to fifty percent (50%) of the total quantity ordered by Buyer in the then-governing Purchase Order without additional cost to Buyer.

4.8 Cancellation/Addition. Buyer may cancel quantities of Product ordered in the then-governing Purchase Order, but Buyer shall pay Seller a cancellation fee of fifty percent (50%) of the price (pursuant to Section 4.5) for such cancelled quantity. Buyer may order additional Product quantities from Seller through a written purchase order, containing the same information as required in Section 4.1, submitted not less than twelve (12) weeks prior to the (first) requested delivery date. The provisions of Section 4 will apply to such additional orders.

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4.9 Payments. Twelve (12) weeks prior to each shipment of Products (in five (5) unit lots to the extent possible), Seller shall invoice Buyer for thirty percent (30%) of the price (pursuant to Section 4.5) for such Product quantity and Buyer will pay such amount no later than eight (8) weeks prior to the scheduled delivery date. Eight (8) weeks prior to each shipment of Products (in five (5) unit lots to the extent possible), Seller shall invoice Buyer for thirty percent (30%) of the price (pursuant to Section 4.5) for such Product quantity and Buyer will pay such amount no later than four (4) weeks prior to the scheduled delivery date. Each of the foregoing invoices will be accompanied by a written certification, signed by an officer of Seller, stating that Seller is in the process of manufacturing such Products and that Buyer’s pre-payments will be used only for costs associated with such Product units. Seller’s invoice for remaining amounts due for each such delivery will accompany the Products and will be due not later than thirty (30) days after delivery. All price and payments in this Agreement are expressed in U.S. Dollars and will be made via checks drawn on an American bank or wire transfer to an account designated by Seller.

4.10 Delivery Discrepancies. All deliveries and all shipping and other charges shall be deemed correct unless Seller receives from Buyer, no later than thirty (30) days after Buyer’s receipt of a given shipment of Products, a written notice specifying the shipment and the exact nature of the discrepancy between the Purchase Order quantity to be delivered on that date and the quantity delivered or the exact nature of the discrepancy in the shipping or other charges, as applicable. Any Products supplied by Seller under this Agreement that fail to conform to the Specifications shall be subject to the provisions of Section 4.11 below.

4.11 Product Warranty. Seller hereby warrants that any Product delivered hereunder: (a) upon receipt by Buyer will meet the Specifications therefor; and (b) for a period of *** after delivery to Buyer will meet the Specifications therefore and perform in accordance with such Specifications; except that vacuum hold time between customer serviceable refresh is only warranted for ***. Any claim regarding the failure of a Product to conform to the applicable Specifications shall be submitted to Seller promptly upon discovery, together with reasonable evidence of such nonconformity at the time of inspection. In such case, Seller will promptly repair (or arrange for the repair) or replace the defective Product (or component thereof) at its own cost and expense and including any shipping and handling costs (for shipping and handling between Buyer’s and Seller’s facilities) after such defective

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Product (or component thereof) has been returned to Seller, subject to Seller confirming that the Product is defective by virtue of conduct attributable to Seller and that the claim under the warranty of this Section 4.11 is valid. Seller will repair or replace defective Products within four (4) weeks of receipt of Products that are within warranty and six (6) weeks from receipt of purchase order for repair of Products that are out of warranty.

5. Further Seller Obligations.

5.1 Quality Control. Seller shall, at its own expense, provide for the quality control of the Products being manufactured in accordance with standard industry manufacturing practices and its customary business practices. Seller shall perform customary inspections of Products in the normal course of its business.

5.2 Technical Support. Seller agrees to assist Buyer (as and when requested by Buyer) in providing customers with technical support by enabling Buyer to have direct access to Seller by means of telephone and Internet E-mail during normal business hours. Seller further agrees to provide Buyer with such training and technical assistance in relation to Products as may be reasonably necessary to enable Buyer to use, service and sell Products.

5.3 Product Discontinuance. Buyer agrees that Seller is not obligated to continue its manufacture and production of the Products; provided that Seller gives Buyer ninety (90) days written notice of its intent not to do so; and further provided that no such discontinuance will relieve Seller of its obligations to fulfill Purchase Orders submitted by Buyer prior to such discontinuance date or to fulfill its Product warranty obligations pursuant to Section 5.12.

5.4 Materials Supply/Product Allocation. Seller shall use its best efforts to ensure that it has access to, either by maintaining an adequate inventory or though binding supply agreement(s), adequate quantities of critical Product components, particularly CCD chips. In the event that Seller is unable to completely fulfill Buyer’s Purchase Order due to supply shortages, Buyer shall allocate among the quantities of Product (and/or components that are in short supply) that Seller has in its inventory and is able to manufacture, so that Buyer has at least its proportional share of available supplies available for delivery, as determined based on its past orders for Products.

6. Confidential Information.

6.1 Confidential Information. Except as expressly provided herein, each Party agrees to keep confidential all Confidential Information furnished to it at any time by the Disclosing Party hereunder, and shall not publish or otherwise disclose to any third party which is not an Affiliate (under no less stringent obligations of confidentiality and only for purposes expressly permitted herein) and shall not use for any purpose except for the purposes expressly contemplated by this Agreement the Disclosing Party’s Confidential Information. Each Party will ensure that its directors, officers, managers and staff who receive access to such Confidential Information are bound by appropriate confidentiality agreements. To the extent it can be established by competent written proof, Confidential Information shall not include information that:

(a)	is already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)	subsequently lawfully disclosed to the Receiving Party by a third party having no confidentiality obligations with respect thereto; or

(e)	is independently developed by the Receiving Party or its Affiliates without the aid, application or use of the Disclosing Party’s Confidential Information (and such independent development can be properly documented by the Receiving Party).

6.2 Permitted Use and Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent required by law, rule, regulation, act or order of any governmental authority or agency; provided that in advance of disclosure Receiving Party promptly notifies the Disclosing Party of such requirement in order to provide the Disclosing Party an opportunity to seek a protective order or other similar order with respect to such Confidential Information, and thereafter the Receiving Party discloses only the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party. Further, a Party may disclose the existence and terms of this Agreement: (a) to existing or potential investors or acquirers or merger partners, or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment or transaction and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by these permitted individuals to maintain such Confidential Information in strict confidence; (b) to legal counsel; and (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

6.3 Ownership of Confidential Information. As between the Parties, Seller agrees that all drawings, specifications and written material currently owned by Buyer and disclosed to Seller hereunder shall be and remain the sole property of Buyer. As between the Parties, Buyer agrees that Seller shall retain ownership of the Product design and manufacturing process used by Seller, including, but not limited to all drawings, specifications and written materials currently owned by Seller and disclosed to Buyer hereunder and shall retain unrestricted rights to manufacture and sell the Product worldwide.

6.4 No Unauthorized Representations. Except as explicitly provided hereunder, neither Party may make any representation or statement of any kind concerning the other Party, the relationship between the Parties or the contents of this Agreement, including representations or statements concerning the other Party’s business, affairs, products, services, prices, discounts, fees, whether on a Party’s web site(s), whether written, oral or otherwise without the prior authorization of the other Party.

7. Term and Termination.

7.1 Term. This Agreement shall take effect upon the Effective Date, and unless terminated earlier pursuant to Sections 7.2 through 7.4, shall continue in full force and effect for eighteen (18) months thereafter. If, however, neither Party gives written notice of termination within six (6) months of the foregoing expiration date or any mutually agreed extension thereof, the term of this Agreement shall automatically be extended for successive periods of eighteen (18) months from the date of expiration then in effect, provided that the Parties agree on changes (if any) to Product pricing for such extended period.

7.2 Breach. Either Party may terminate this Agreement upon written notice in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and if such default is not corrected within thirty (30) days after the breaching Party receives written notice from the other Party with respect to such default.

7.3 Bankruptcy. Either Party may terminate this Agreement upon written notice of termination to the other Party, at any time, upon or after: (a) the filing by the other Party of a petition in bankruptcy or insolvency; (b) upon any other proceeding or action whether by or against the Party under the relevant law on insolvency or bankruptcy; (c) the making, either voluntarily or involuntarily, by the other Party of any assignment or attempt of assignment for the benefit of creditors; (d) upon or after the institution of any proceedings for the liquidation or winding up of the other Party’s business; or (e) for the termination of its corporate charter.

7.4 Accrued Obligations/Survival. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Sections 1,3 (for a period of twelve (12) months only), 4.4, 4.11, 4.12, 5.2, 6, 7.4, 8, 9, 11, 14, 17, 19 and 20 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Section 7.4, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

8. Representations and Warranties.

(a) Seller warrants and represents to Buyer that it: (i) has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) has not received notice from a third party that the manufacture, sale, lease, transfer or use of the Products would infringe any intellectual property rights of a third party; (iii) has not been a party to, or threatened with, a product liability suit involving the Products; (iv) shall comply with all applicable laws, rules and regulations relating to the performance of its activities under this Agreement; and (v) has the full right and authority to manufacture, and have manufactured, and supply the Products.

(b) Buyer warrants and represents to Seller that it: (i) has the full right and authority to enter into this Agreement; (ii) has determined, based upon its own due diligence, that the Products are suitable for their intended use by Buyer; (iii) that Buyer has not relied on any warranties, promises, understandings or representations express or implied, of the Seller relating to the Products, except for such warranties and representations as are expressly stated herein; and

(iv) shall comply with all applicable laws, rules and regulations relating to the performance of its activities in connection with the Products.

9. Indemnification.

(a) Seller agrees to indemnify and hold Buyer, its agents and employees harmless from and against all claims, liabilities (including product liability), costs, damages, losses, judgments for damages or expenses (including reasonable attorney’s fees) caused by, arising out of, or resulting from Seller’s: (i) environmental contamination or release of hazardous substance or hazardous wastes to the environment, provided that such occurrence does not result from the conduct described in paragraph 9(b) below; or (ii) defective (in either design or manufacture) Product, provided that, in the case of a design defect, it did not arise due to an element of the Specification that Seller does not apply to any other buyer. Buyer agrees to give Seller prompt notice in writing of the institution of any suit, including any suit or claim asserted or made by any governmental authority having jurisdiction, and Buyer agrees to permit Seller to have control and conduct of the defense of such suit, and to give Seller all needed information in the Buyer’s possession and all authority and assistance necessary to enable Seller to carry on the defense of such suit and any appeal from a judgment or decree rendered therein. No offer of settlement, settlement or compromise in the course of such indemnification shall be binding on Buyer without its prior written consent (which consent shall not be unreasonably withheld).

(b) Buyer agrees to indemnify and hold Seller, its agents and employees, harmless from and against all claims, liabilities, costs, damages, losses, judgments, or expenses (including reasonable attorneys’ fees) caused by, arising out of, or resulting from: (i) Seller’s incorporation (with Buyer’s approval) into the Products of Buyer’s Confidential Information regarding its own designs and specifications; or (ii) Buyer’s misuse or mishandling of a Product. Seller agrees to give Buyer prompt notice in writing of the institution of any suit, including any suit or claim asserted or made by any governmental authority having jurisdiction; and Seller agrees to permit Buyer to have control in the conduct of the defense of such suit, and to give Buyer any information in the Seller’s possession and all authority and assistance necessary to enable Buyer to carry on the defense of such suit and any appeal from the judgment or decree rendered therein. In offer of settlement, the settlement or compromise in the course of such indemnification shall be binding on Seller without its prior written consent (which consent shall not be unreasonably withheld).

10. Assignability. Neither Party may assign this Agreement to a third party except upon conveyance or transfer (whether by merger, acquisition, sale of assets, or otherwise) of all, or substantially all, of such Party’s business pertaining to the subject matter of this Agreement, in which event the transferee shall agree in writing that this Agreement and all of its provisions shall be binding upon that transferee as if the transferee were an original signatory to this Agreement.

11. Dispute Resolution.

11.1 Governing Law. This Agreement shall be construed and interpreted in accordance with, and the rights and obligations of the Parties shall be determined by, the laws of the State of Arizona.

11.2 Disputes. If Buyer and Seller are unable to resolve any dispute between them, either Buyer or Seller may, by written notice to the other, have such dispute referred to the Chief Executive Officers (or equivalent position) of Buyer and Seller, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

11.3 Arbitration. Any and all disputes, controversies and differences arising out of this Agreement or any breach of it, which cannot be settled pursuant to Section 11.2 shall be finally settled by binding arbitration in the manner described in this Section 11.3. The arbitration shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect. Notwithstanding those rules, the arbitration shall be held in Tuscon, AZ if brought by Buyer, or San Francisco, California if brought by Seller, by a single arbitrator, provided that at the request of any Party, the arbitration shall be conducted by a panel of three (3) arbitrators. The arbitrator(s) shall be selected in accordance with the commercial arbitration rules of the AAA., In any event, the arbitrator(s) selected in accordance with this Section 11.3 are referred to herein as the “Panel”, and at least one (1) member of the Panel shall be an independent expert with experience in the field of the dispute.. The Parties shall share equally the fees of the Panel. Each Party shall bear the costs of its own attorneys’ fees and experts’ fees; provided that the Panel may, in its discretion award the prevailing Party all or part of the attorneys fees and expenses incurred by the prevailing Party in connection with the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be. No Party shall initiate arbitration hereunder unless it has attempted first to resolve the dispute in accordance with Section 11.2.

12. Amendments. No part of this Agreement may be amended, altered or otherwise modified unless done so in a writing duly executed by the Parties.

13. Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Buyer or Seller as partners in the legal sense. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

14. Notices. Unless otherwise indicated differently, all notices, requests, information or demands which any Party may desire or may be required to give to the other Party, shall be in writing and shall be personally delivered or sent via first class United States mail, and sent to the Party at its address appearing below or such other address as either Party shall subsequently inform the other Party by written notice given as described above:

If to Seller:	Spectral Instruments 420 N Bonita Avenue Tucson, Arizona 85745 Attn: Keith Copeland

If to Buyer:	Xenogen 860 Atlantic Ave. Alameda, California 94501 Attn: Legal Department

All notices, requests, information or demands so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the Party to whom the notice is addressed.

15. Non-Waiver. No waiver of any right or obligation under this Agreement shall act as a continuing waiver of that right or obligation unless agreed in writing between the Parties.

16. Headings. Headings in this Agreement are provided for organizational purposes only and do not control the interpretation of this Agreement.

17. Binding Effect. This Agreement shall inure to the benefit of and bind the Parties, their heirs, successors and permitted assigns.

18. Severability. If any duly appointed arbitrator or court of competent jurisdiction rules that any portion of this Agreement is invalid for any reason, the remainder of the Agreement shall remain in full force and effect and shall not be affected thereby.

19. No Third Party Beneficiary Rights. Nothing herein shall be construed as granting any third-party beneficiary rights to any third party.

20. Entire Agreement. This Agreement, including Schedule A, sets forth the entire understanding between the Parties with respect to the subject matter hereof and supercedes and replaces any and all prior understandings, agreements and discussions between the Parties with respect to such subject matter.

In witness whereof, the Parties, intending to be legally bound, have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the date above.

Spectral Instruments, Inc., an Arizona corporation			Xenogen Corporation, a Delaware corporation

By	/s/ Keith Copeland		By	/s/ David W. Carter

	Name	Keith Copeland		Name	David W. Carter
	Its	CEO		Its	Chairman & CEO

Schedule A – Products

1.	600 Series CCD Camera System P/N 2362-1

Schedule B – Specifications

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